EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE April 28, 2006	For Further Information Contact: Michael L. Bowlin, Chairman and CEO (505) 266-5985 Rudy R. Miller, Chairman and CEO The Miller Group Investor Relations for the Company (602) 225-0504

BOWLIN TRAVEL CENTERS REPORTS STRONG RESULTS
FOR FISCAL YEAR 2006 AND FOURTH QUARTER

ALBUQUERQUE, NEW MEXICO, April 28, 2006 -- Bowlin Travel Centers, Inc. (OTCBB: BWTL) today reported gross sales for fiscal year ended January 31, 2006 were up 15.8% to $27.904 million from $24.090 million for fiscal year ended January 31, 2005. For the fourth quarter of fiscal year 2006, Bowlin’s gross sales increased 9.9% to $6.236 million from $5.675 million in the same period of fiscal year 2005.

Operating income increased 36.8% to $971,000 for fiscal year 2006 compared to operating income of $710,000 for fiscal year 2005. Operating income for the fourth quarter of fiscal year 2006 was $318,000, an increase of 165.0% compared to operating income of $120,000 for the fourth quarter of fiscal year 2005.

Net income increased 48.1% to $650,000 for the fiscal year ended January 31, 2006, compared to net income of $439,000 for fiscal year 2005. Net income rose 181.8% to $155,000 for the fourth quarter of fiscal year 2006 compared to net income of $55,000 in the same period of fiscal 2005. The increase in net income was attributable to the rise in operating income as well as a non-operating gain from the sale of property and equipment that was partially offset by increases in interest expense.

Michael L. Bowlin, Chairman, President and Chief Executive Officer, commented, “The performance of our newest travel center located at Picacho Peak in Arizona was a positive factor in the increase to gross sales. In addition, our gains from non-operating transactions also contributed to net income. We continue to focus on operational improvements that include volume buying for improved margins as well as maintaining our successful supervisory support program.”

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Bowlin Travel Centers Report Strong Results for Fiscal Year 2006 and Fourth Quarter
April 28, 2006

The Company operates travel centers strategically located on major interstate highways that utilize co-branding agreements with national companies. The Company's current operations are located in the Southwestern United States.

Visit our web sites at:	www.bowlintc.com	and	www.shopbowlin.com

Certain statements contained herein with respect to factors which may affect future earnings, including management’s beliefs and assumptions based on information currently available, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements that are not historical facts involve risks and uncertainties, and results could vary materially from the descriptions contained herein. For more details on risk factors, see the company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW:

Bowlin Travel Centers Report Strong Results for Fiscal Year 2006 and Fourth Quarter
April 28, 2006

The following tables outline the company's financial results for fiscal 2006 and fiscal 2005.

Condensed Balance Sheets and Statements of Income

BALANCE SHEET
(in thousands)
	Fiscal Year Ended January 31,
Assets	2006	2005

Cash and cash equivalents	$2,615	$2,043

Other current assets	3,932	3,926

Total Current Assets	6,547	5,969

Property and equipment, net	12,541	13,265

Other assets	720	851

Total Assets	$19,808	$20,085

Liabilities and Shareholders’ Equity

Current liabilities	$2,154	$2,387

Long-term debt	4,799	5,262

Deferred income taxes	812	877

Deferred revenue, long term	―	166

Total Liabilities	7,765	8,692

Shareholders’ equity	12,043	11,393

Total Liabilities and Shareholders’ Equity	$19,808	$20,085

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Bowlin Travel Centers Report Strong Results for Fiscal Year 2006 and Fourth Quarter
April 28, 2006

CONDENSED STATEMENTS OF INCOME

(in thousands, except share and per share data)

	THREE MONTHS ENDED JANUARY 31,		TWELVE MONTHS ENDED JANUARY 31,
	2006	2005	2006	2005

Net sales	$6,326	$5,633	$27,669	$23,891

Cost of goods sold	(3,717)	(3,348)	(17,980)	(15,113)

General and administrative expenses	(2,069)	(1,986)	(7,833)	(7,365)

Depreciation and amortization	(222)	(179)	(885)	(703)

Income from operations	318	120	971	710

Interest expense	(110)	(66)	(406)	(203)

Other non-operating income, net	(10)	60	450	237

Income before income taxes	198	114	1,015	744

Income tax expense	43	59	365	305

Net income	$155	$55	$650	$439

Earnings per share:
Basic and diluted	$0.03	$0.01	$0.14	$0.10

Weighted average common shares outstanding	4,583,348	4,583,348	4,583,348	4,583,348

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